EXHIBIT 10.32

Tiffany and Company
200 Fifth Avenue
New York, New York 10010
August 15, 2014
Ms. Jill Beraud
Via Hand Delivery
Dear Jill,
We are pleased to extend you an offer to join Tiffany and Company, a New York corporation (“Tiffany” or the “Company”) and to confirm the terms of your employment in this letter. Tiffany is a wholly-owned subsidiary of Tiffany & Co., a Delaware corporation (NYSE: TIF) (“Parent”). If you accept this offer, subject to its terms, you will be employed by Tiffany and you will be an executive officer of both Tiffany and Parent. For more information about our executive compensation program please read Parent’s Proxy Statement published on April 10, 2014 (the “Proxy Statement”). You should assume that all compensation discussed below, including equity compensation, is subject to withholding for state and federal taxes and for other deductions pursuant to our benefit plans.

Title:	Executive Vice President

Duties:
In the role of Executive Vice President, you will have worldwide strategic and profit & loss (“p&l”) accountability for all sales channels, including retail, trade, e-commerce and business sales, for all direct and indirect subsidiaries of Parent that sell or otherwise distribute Tiffany & Co. brand products in all global markets (“Global Retail Operations”). Your responsibility for Global Retail Operations will also include oversight of the global Strategic Store Development and Real Estate division, which is responsible for the design, renovation and maintenance of all Tiffany retail and non-retail properties.

Key priorities for the role include:

•	Elevate Tiffany & Co.’s luxury positioning through unique customer experiences both within and outside of the store;

•	Act as a key liaison/integrator between corporate headquarters and the regions to optimize strategic direction and facilitate close collaboration across design, merchandising, marketing and sales;

•	Build capabilities of the regional teams with enhanced focus on brand building and operational excellence; and

•	Drive results utilizing a variety of levers to deliver both topline and bottom-line growth on a sustainable basis.
As a key executive, you will also serve as a director and officer of the Company and certain global affiliates (although for avoidance of doubt, you will not serve as a director of the Parent).

Current Reporting:	Frederic Cumenal

Commencement Date:
as soon as possible, but no later than October 15, 2014. If you fail to commence employment by that date this offer shall be deemed of no force or effect. The term “Commencement Date” refers to the date you actually begin employment with Tiffany, on or before October 15, 2014.

Salary:	Annual gross salary of $850,000
Short-term Cash

Incentive Award:
Beginning in fiscal year 2015, you will be eligible to receive a short-term cash incentive award, on an annual basis. Your target short-term cash incentive award will be 70% of your gross annual salary. Pay-out of the target short-term cash incentive award for fiscal year 2015 (year beginning February 1, 2015 and ending January 31, 2016, referred to hereafter as “Fiscal 2015”), if any, will be contingent on company performance goals as determined by the Compensation Committee (the “Committee”) of the Parent’s Board of Directors (the “Board”).
For the portion of fiscal year 2014 (year beginning February 1, 2014 and ending January 31, 2015, referred to hereafter as “Fiscal 2014”) during which you are employed by Tiffany, you shall receive a one-time cash payment, in lieu of a short-term cash incentive award for Fiscal 2014, equal to no less than $200,507 (100% of your target short-term cash incentive award, pro-rated for your months of service in Fiscal 2014). To the extent your Commencement Date occurs prior to October 15, 2014, your pay-out shall be increased accordingly. This one-time cash payment shall be made to you no later than April 15, 2015, provided you remain employed with the Company on April 1, 2015.
Long Term

Incentive Award:
Under its current practice, the Committee grants long term incentives in the form of equity awards to continuing members of senior management at the regularly scheduled Board Meeting held in January of each year. Under our current practice, the total grant date value of each year’s grant of long term incentive equity awards is based on a percentage of salary. 200% of base salary has been established as the long-term incentive target for you for Fiscal 2015. The grant date for Fiscal 2015 long-term incentive awards will be in January 2015. The Committee has historically awarded long-term incentive awards in two components: (i) performance-based restricted stock units that vest, if at all, after a three-year performance period; and (ii) stock options which vest over four years at a rate of 25% per year on the respective first, second, third, and fourth anniversaries of the grant date. The ratio of grant date value between options and performance-based restricted stock units has historically been 50/50.

The Committee retains discretion to make changes to all long term incentive award programs at any time.
Special Sign-on

Cash Award:
You will receive a sign-on cash bonus equal to $1,700,000 intended to offset the loss of equity interests in your current employer.  This sign-on cash bonus will be paid to you within 30 days of the Commencement Date, but in no event later than November 15, 2014. This lump sum payment will be subject to recoupment by Tiffany according to the schedule detailed below should you resign voluntarily (without Good Reason) or be terminated with Cause, each as described in Exhibit A attached, during the time periods below.

Recoupment Schedule:
50% of the sign-on cash bonus ($850,000) will be subject to recoupment should you resign voluntarily (without Good Reason) or be terminated with Cause before the three-year anniversary of the Commencement Date.
The remainder of the sign-on cash bonus will be subject to recoupment during the four year period following the Commencement Date, should you resign voluntarily (without Good Reason) or be terminated with Cause, in accordance with the following schedule:

Effective Date of Resignation/Termination	Amount Subject to Recoupment
Before one-year anniversary of Commencement Date	$850,000 recoverable
Subsequent to one-year anniversary but prior to second-year anniversary of Commencement Date	$637,500 recoverable
Subsequent to second-year anniversary but prior to third-year anniversary of Commencement Date	$425,000 recoverable
Subsequent to third-year anniversary but prior to fourth-year anniversary of Commencement Date	$212,500 recoverable

Relocation Assistance
Relocation Assistance will be provided to you as described in Exhibit B. The cost of these benefits will be subject to recoupment in full by Tiffany should you resign voluntarily (without Good Reason) or be terminated with Cause before the second anniversary of the Commencement Date, as described in Exhibit A attached. To the extent any reimbursement of costs and expenses provided for in Exhibit B constitutes taxable income to you for federal income tax purposes, such reimbursements shall be made no later than December 31 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred.

Severance Benefits:
Please see Exhibit C for a copy of the retention agreement applicable to executive officers of Parent in the event of a Change in Control, and providing for severance benefits under certain scenarios following a Change in Control.

Severance benefits will also be payable to you, absent a Change in Control, during the two year period ending on the second anniversary of the Commencement Date (the “Initial Two-Year Term”), as follows. During the Initial Two-Year Term, a lump-sum severance benefit will be payable to you if (i) you are involuntarily terminated without Cause, or you resign for Good Reason (see Exhibit A for applicable “Cause” and “Good Reason” definitions), and (ii) a Change in Control has not occurred prior to the effective date of such termination, and (iii) you sign, return, and do not revoke a release of claims in a form provided by the Company.
The lump-sum severance benefit will equal the sum of the following (less any amount potentially due to you under Restrictive Covenants, described below), paid as soon as practicable, but in no event later than the 60th day following the effective date of termination:

(A)	One year of annual salary; plus

(B)	the actual short-term incentive award for the last completed fiscal year prior to termination, as determined by the Committee, if such short-term incentive award remains unpaid; plus

(C)
a pro-rata portion of the short-term incentive award for the current fiscal year that remains uncompleted as of the effective date of termination, calculated by reference to what would have been otherwise awarded to you had the Company exercised its discretion to pay the full target short-term incentive award (70% of base salary) in respect of that fiscal year; plus

(D)
reimbursement for up to twelve (12) months of continued health care coverage available to you under Company-sponsored medical plans, pursuant to The Consolidated Omnibus Budget Reconciliation Act of 1985 (commonly known as “COBRA”).

Following the completion of the Initial Two-Year Term, the Company will have no obligation to provide severance benefits to you beyond those benefits provided for by Company policies and guidelines applicable to like-titled officers, or alternatively, as described in Exhibit C (in the event of certain Change in Control scenarios).

Share Ownership Policy:	As an executive officer of Parent you will be subject to the Share Ownership Policy adopted by the Board and attached as Exhibit D, as may be amended from time-to-time.
Non-Competition/

Confidentiality:	As an executive officer you will be required to sign and comply with the
Non- Competition and Confidentiality Covenants, requiring forfeiture of certain equity awards and excess retirement benefits in the event of a breach, as described in Exhibit E. You will further be subject to restrictions as described in the Restrictive Covenants section below.

Conditions:
This offer is also contingent on your successful completion of a Conflict of Interest questionnaire (attached as Exhibit F) and your written representation by your signature below that you are not contractually obligated to any other employer, or subject to any covenants against competition or similar covenants that would affect the performance of your employment with Tiffany. This offer is further contingent upon your obtaining proper work authorization. These conditions must be met on or before October 15, 2014, or this offer will be null and void.

Employment-at-will:
Your employment is “At Will.” At Will employment means that you can quit at any time. At Will employment means that Tiffany can end your employment at any time, for any legal reason or for no reason. Upon voluntary resignation by you (without Good Reason, as defined in Exhibit A), and upon termination by Tiffany (without Cause, as defined in Exhibit A), sixty days (60) of working notice shall be provided, payable in lieu of notice in Tiffany’s sole discretion.

Clawback Policy:
As an executive officer of Parent, performance-based compensation awarded to you will be subject to the Policy for Recovery of Incentive-based Compensation Erroneously Awarded to Executive Officers attached as Exhibit G, as well as any other future clawback policies adopted by the Board.

Benefits:
We offer a broad range of benefits and amenities for you and your eligible dependents, including domestic partners. All such benefits are subject to the terms of the benefit plans and are available to employees generally. Health benefits include medical, dental, vision care and prescription drug. Retirement benefits include a 401(k) plan with an employer match, a defined contribution retirement benefit and a defined contribution excess benefit (for earnings above statutory limits).

In addition to those programs you will be eligible to participate in a deferred compensation plan which provides tax deferred savings for additional retirement income or for planning for future expenses (e.g. dependent college tuition).
We also offer sick days (for your care and that of your family members) and short- and long- term disability including executive long-term disability. Survivor protection benefits include accidental death & dismemberment insurance, business travel accident insurance, and an executive life insurance policy (see below for additional details) Health and dependent care spending accounts, long term care, adoption assistance, medical, family and bereavement leave, transportation assistance, education assistance, employee assistance program, health and fitness program reimbursement, milestone and service recognition programs, employee giving program and a generous employee discount are also offered. You will be eligible to participate in these various benefit programs subject to the terms by which all such benefits are provided to Tiffany's regular full time employees and this letter will not afford you additional rights.

Vacation Days:
You will be eligible for five workweeks of vacation per fiscal year (February 1 to January 31). You will accrue one twelfth of your annual vacation at the end of each completed month of service (i.e., 2.08 days per month). If you wish to take vacation in excess of the amount you have earned so far in the year, after six months of service, the time can be taken and then offset by future accruals. All vacation requests are subject to management approval as outlined in the vacation policy or by departmental procedures.

Personal Days:	You will be eligible for two personal days per fiscal year. In your first year of employment, you will be immediately entitled to one personal day.

Life Insurance:	The Company currently provides life insurance benefits to its executive officers as follows:

•	executive officers own whole life policies on their own lives;

•	the death benefit is three times annual base salary and target short-term incentive award;

•	the Company pays the premium on such policies in an amount sufficient to accumulate cash value;

•	premiums are calculated to accumulate a target cash value at age 65;

•
the target cash value will allow the policy to remain in force after age 65 without payment of further premiums with a death benefit equivalent to twice the executive officer’s ending annual base salary and target short-term incentive or bonus amount; and

•	the amount of the premiums paid by the Company is taxable income to the executive officer.

Restrictive Covenants
(a)    In consideration of this offer of employment, subsequent ongoing employment with the Company, and all compensation paid to you by the Company including the payment set forth below, you hereby covenant and agree that during your employment with the Company and the post-employment periods described hereunder, you will not directly or indirectly (whether as director, officer, consultant, principal, owner, member, partner, advisor, financier, employee, agent or otherwise):

(i)
for a period of six (6) months (the “Non-Compete Period”), in New York, London, Paris, Hong Kong, Shanghai, Beijing, or Geneva, or within a fifty-mile radius of any of these cities, commence employment with, assist, have any interest in or contribute your knowledge and abilities to, any Retail Jewelry Trade or Wholesale Jewelry Trade (provided that this subsection shall not prohibit an investment by you not exceeding five percent of the outstanding securities of a publicly traded company);

(ii)
for a period of eighteen (18) months, employ, attempt to employ, or assist anyone in employing a Covered Employee (including by influencing any Covered Employee to terminate his/her employment with the Company or any other direct or indirect subsidiary of Parent); or

(iii)
for a period of eighteen (18) months, attempt in any manner to solicit jewelry purchases by any client of the Company or any other direct or indirect subsidiary of Parent to cease doing business or reduce the amount of business that such client has customarily done with the Company or any other direct or indirect subsidiary of Parent.

(b)
In addition to the compensation specified in this offer letter, the Company shall pay to you a lump sum payment equal to six (6) months of salary as additional consideration for the restrictive covenants set forth above provided, however, that the Company shall not be required to make any such payment or portion thereof (but may in its sole discretion elect to do so) if the covenants above are expressly waived by the Company. Notwithstanding anything to the contrary set forth in this Agreement, the covenants set forth above shall be valid and binding on you notwithstanding your refusal to accept the additional payment provided for under this section (b). The payment described herein, or any portion thereof, will be paid to you no earlier than the six month anniversary of your effective date of termination, and no later than the seven month anniversary of your effective date of termination.

(c)
No act or failure to act shall be a waiver of any right conveyed under these Restrictive Covenants, except an express waiver in writing and the Company may condition a waiver under under (a)(i) with respect to any single prohibited engagement upon your written acknowledgement that (i) Section (a)(i) shall continue to apply to subsequent prohibited engagements, and (ii) any payments under Section (b) above shall be offset by payments received pursuant to a prohibited engagement to which such a waiver applies or (iii) both of (i) and (ii) apply. The rights reserved to the Company under these Restrictive Covenants are necessarily of a special and unique character, which gives them an unusual and extraordinary value, the loss of which cannot reasonably or adequately be compensated for in damages in an action at law, and the breach by you of any of the provisions under these Restrictive Covenants will cause the Company and its affiliates irreparable injury. Therefore, in addition to any other available remedies, the Company and its affiliates shall be entitled to an injunction to restrain any violation of these Restrictive Covenants by you.

(d)
The Restrictive Covenants contained herein shall each be construed as an agreement independent of any other provision in this offer letter, and the existence of any claim or cause of action of you may have against the Company or its affiliates shall not constitute a defense to the enforcement by the Company of such covenants.

(e)
It is the intention of both parties to make the Restrictive Covenants herein binding only to the extent that it may be lawfully done under existing applicable laws. In the event that any part of these Restrictive Covenants are determined by a court of law to be overly broad thereby making the covenant unenforceable, the parties hereto agree, and it is their desire, that such court shall substitute the broadest possible judicially enforceable limitation in place of the offensive part of the covenant, and that as so modified the covenant shall be as fully enforceable as set forth herein by the parties themselves.

(f)
During the Non-Compete Period, you will inform any prospective or future employer of the restrictions contained herein prior to the commencement of that employment. During the eighteen (18) month period following your termination from employment, you will inform any prospective or future employer of any restrictions contained in (a)(ii)-(iii) of this Restrictive Covenant section that have not yet expired, and provide such employer with a copy of such restrictions (but no other terms of this offer letter), prior to the commencement of that employment.

“Covered Employee” means (i) any person who is an employee of Tiffany or any of its affiliated companies (collectively, “Tiffany Affiliates”) or (ii) was, at any date during your employment with Tiffany, an employee of any Tiffany Affiliate, unless the employment of such person with such Tiffany Affiliate has been terminated for at least six (6) months.
"Retail Jewelry Trade" means the operation of one or more retail outlets (including stores-within-stores, leased departments or concessions) selling Jewelry in any city in the world in which a TIFFANY & CO. store is located at the time in question; for the purpose of this definition, a retail outlet will not be deemed engaged in the Retail Jewlery Trade if less than 5% of the items displayed for sale in such outlet are Jewelry, so that, by way of example, an apparel store that offers Jewelry as an incidental item would not be deemed engaged in the Retail Jewelry Trade.

"Wholesale Jewelry Trade" means the sale of Jewelry or gemstones to the Retail Jewelry Trade, the development or design of Jewelry for sale to the Retail Jewelry Trade or the production of Jewelry for sale to the Retail Jewelry Trade regardless of where in the world such activities are conducted.

“Jewelry” means jewelry (including but not limited to precious metal or silver jewelry or jewelry containing gemstones) and watches.

“Termination” of employment shall have the meaning, for purposes of post-employment payments described in this offer letter (e.g. post-employment Non-Compete payment, Severance Benefits) provided for under the “Termination of Service” definition found in the Tiffany and Company Executive Deferral Plan.

Section 409A
Nothwithstanding anything herein to the contrary, this offer letter is intended to be interpreted and applied so that the payments and benefits set forth herein either shall be either exempt from the requirements of Section 409A of the Internal Revenue Code (“Code Section 409A”), or shall comply with Section 409A of the Internal Revenue Code, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance with Code Section 409A.

This letter sets forth our entire offer, superseding all prior oral and written offers.

Jill, we are delighted that you have decided to join Tiffany and look forward to welcoming you soon.

If you agree to the terms outlined above, please so indicate by your signature below.

Sincerely,

/s/ Michael J. Kowalski

Michael J. Kowalski
Chief Executive Officer

By my signature below:

•	I acknowledge that I have read and understand each of the terms of this offer letter.

•	I agree to accept employment with Tiffany and Company under the terms of this offer letter.

•	I expressly acknowledge that I am under no restrictions from a prior employer or business partner that would interfere with the performance of services for Tiffany and Company or its affiliates.

•	I expressly acknowledge that I agree to and accept the Restrictive Covenants described above, which are reasonable in nature.

/s/ Jill Beraud

By: Jill Beraud
Dated: 8/18/14

Cc: Frederic Cumenal, President
Victoria Berger-Gross, Senior Vice President, Global Human Resources

CONDITIONAL SIGN-ON BONUS
RELOCATION ASSISTANCE
ACKNOWLEDGEMENT AND AGREEMENT
This Conditional Sign-on Bonus Acknowledgment and Agreement (this “Agreement”) is entered into as of the 15th day of October, 2014, by and between Tiffany and Company (“Tiffany” or the “Company”) and Jill Beraud (“Executive”).

Recitals:

WHEREAS, the Company wishes to employ Executive as Executive Vice President;

WHEREAS, Executive has resigned from prior employment to commence employment with Tiffany, and has forfeited certain equity interests as a result of such resignation;

WHEREAS, in consideration of such forfeited equity interests, the Company wishes to make Executive whole through a sign-on bonus;

WHEREAS, the Company wishes to provide relocation assistance to Executive;

WHEREAS, in consideration of, and as a condition to the receipt of the sign-on bonus and relocation assistance, Executive and Tiffany are entering into this Agreement;

Agreement:

NOW, THEREFORE, Executive and Tiffany hereby agree as follows:
1.    Conditional Sign-On Bonus. Tiffany agrees to pay Executive a Conditional Sign-On Bonus equal to $1,700,000 (“Bonus”), subject to all required taxes and withholdings, to be paid thirty (30) days following Executive’s Commencement Date as that term is defined in the August 115 2014 offer letter provided to Executive by Tiffany (“Offer Letter”).
2.    Relocation Assistance. Tiffany agrees to provide relocation assistance to Executive as described in Exhibit B to the Offer Letter.

3.    Repayment of Bonus Due to Termination of Employment. Executive agrees that, in the event she resigns without Good Reason or is terminated by the company for Cause, she will repay the Bonus to the Company according to the schedule below. The intention is for 50% of the Bonus to be repayable should Executive resign without Good Reason or be terminated with Cause prior to the three-year anniversary of the Commencement Date, and for Executive’s responsibility for repayment of the remainder of the Bonus ($850,000) to decrease ratably during the four-year period following the Commencement Date.

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Recoupment Schedule:

Effective Date of Resignation/Termination	Amount Subject to Recoupment
Prior to one-year anniversary of Commencement Date	$1,700,000 recoverable
On or after one-year anniversary but prior to second-year anniversary of Commencement Date	$1,487,500 recoverable
On or after second-year anniversary but prior to third-year anniversary of Commencement Date	$1,275,000 recoverable
On or after third-year anniversary but prior to fourth-year anniversary of Commencement Date	$212,500 recoverable
On or after fourth-year anniversary of Commencement Date	$0 recoverable

Executive agrees that she will repay any portion of the Bonus due hereunder by no later than the effective date of the employment termination, and that any outstanding balance on such repayment obligation is delinquent and immediately collectable the day following the effective date of termination

4.    Repayment of Relocation Assistance Due to Termination of Employment. Executive agrees that, in the event that she resigns without Good Reason or is terminated by the Company for Cause prior to the two-year anniversary of the Commencement Date, she will repay the Company 100% of all reimbursements and payments provided by the Company to her, directly or on her behalf and pursuant to the relocation assistance described in Exhibit B to the Offer Letter (“Relocation Benefits”).

5.    No Guarantee of Continued Employment. Nothing in this Agreement modifies the nature of Executive’s employment on an at-will basis. Nothing in this Agreement guarantees employment for any period of time.

6.    Consent to Offset. By her signature below, Executive expressly agrees that any repayment due to Tiffany under this Agreement may be deducted to the extent permitted by law from any amounts due to Executive from Tiffany at the time of employment termination, including wages, accrued vacation pay, incentive compensation payments, bonuses and commissions, and hereby expressly authorizes such deduction(s).

7.     Acknowledgements and Integration. Executive understands and acknowledges that this Agreement is the entire agreement between Tiffany and her with respect to this subject matter, and Executive acknowledges that Tiffany has not made any other statements, promises or commitments of any kind (written or oral) to cause Executive to agree to the terms of this Agreement.

8. Severability. The parties agree that should any provision of this Agreement be declared or determined by any court to be illegal, invalid or unenforceable, the remainder of the Agreement shall nonetheless remain binding and enforceable and the illegal, invalid or unenforceable provision(s) shall be modified only so much as necessary to comply with applicable law.

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9. Counterparts. This Agreement may be executed in two or more counterparts, and by facsimile or electronic transmission, each of which will be deemed to be an original but all of which, taken together, shall constitute one and the same Agreement.

10. Good Reason. For purposes of this Agreement, Executive’s resignation from employment with the Company for “Good Reason” shall mean any one or more of the following actions taken without Executive’s consent:

•	a material adverse change in Executive’s duties, authority or responsibilities;

•	a material adverse change in Executive’s reporting responsibility;

•
any reduction in Executive’s base salary or in her target short-term incentive / annual bonus (but, for the avoidance of doubt, any actual pay-out of a short-term incentive / annual bonus for a given fiscal year which is less than the target shall not constitute Good Reason);

•
The unilateral relocation of the office by the Company where Executive is employed, to a location which is more than 50 miles away, or should the Company require Executive to be based more than 50 miles away from such office (except for required travel on the Company’s business to an extent substantially consistent with Executive’s customary business travel obligations in the ordinary course of business).

Notwithstanding the foregoing, Executive must give written notice to the Company of the occurrence of an event or condition that constitutes Good Reason within up to 90 days following the occurrence of such event or condition and the Company shall have at least thirty (30) days from the date on which written notice thereof is received to cure such event or condition.  If the Company is able to cure such event or condition within such thirty-day period, such event or condition shall not constitute Good Reason hereunder.  If the Company fails to cure such event or condition, Executive’s termination for Good Reason shall be effective immediately following the end of such thirty (30)-day cure period.

11.     Cause. For purposes of this Agreement, “Cause” shall mean a termination of Executive’s employment which is the result of:

(i)
Executive’s conviction or plea of nolo contendere to a felony or any other crime involving financial impropriety or moral turpitude or which would tend to subject the Company or any of its affiliates to public criticism or materially interfere with Executive’s continued service to the Company;

(ii)
Executive’s willful violation of the Parent Code of Business and Ethical Conduct for Directors, the Chief Executive Officer, the Chief Financial Officer and All Other Officers; and the Company’s Business Conduct Policy – Worldwide;

(iii)
Executive’s willful failure or refusal to perform substantially all such proper and achievable directives issued by Executive’s superior or the Parent board of directors (other than any such failure resulting from

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Executive’s incapacity due to physical or mental illness, any such actual or anticipated failure resulting from a resignation by Executive for Good Reason, or any such refusal made by Executive in good faith because Executive believes such directives to be illegal, unethical or immoral) after a written demand for substantial performance is delivered to Executive on behalf of the Company, which demand specifically identifies the manner in which Executive has not substantially performed Executive’s duties, and which performance is not substantially corrected by Executive within ten (10) days of receipt of such demand;

(iv)	Executive’s gross negligence in the performance of Executive’s duties and responsibilities materially injurious to the Company;

(v)	Executive’s willful breach of any material obligation that Executive has to Parent or the Company under any written agreement that Executive has with either Parent or the Company;

(vi)	Executive’s fraud or dishonesty with regard to the Company or any of its affiliates; or

(vii)	Executive’s failure to reasonably cooperate in any investigation of alleged misconduct by Executive or by any other employee of Parent, the Company or any affiliate of the Company.

For purposes of the previous sentence, no act or failure to act on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive in bad faith toward, or without reasonable belief that Executive’s action or omission was in the best interests of, Parent, the Company or an affiliate of the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause with respect to items (i) through (vii) unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths (3/4th) of the entire membership of the Company’s board of directors at a meeting called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before such Board), finding that, in the good faith opinion of such board of directors, Cause exists as set forth in any of items (i) through (vii) above.

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12. Parent. For purposes of this Agreement, “Parent” shall mean Tiffany & Co., a Delaware corporation, and any successor to its business and/or assets by operation of law or otherwise.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Tiffany and Company
(the "Company" or "Tiffany")

Jill Beraud

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TIFFANY & CO.
200 FIFTH AVENUE
NEW YORK, NEW YORK 10010
212-755-8000

RELOCATION -- OFFER

The details of the relocation support provided to you are as follows:

Miscellaneous Relocation Allowance: In order to help defray non-reimbursable miscellaneous costs, the Company will provide a one-time Miscellaneous Relocation Allowance of 2,500.00 USD (net – grossed-up for taxes).

Transportation to Assignment Location: The Company will reimburse one-way coach airfare for yourself and relocating family from Boston to New York.

Shipment of Household Goods: The Company will provide assistance with household goods handling, including packing and unpacking, shipment and storage, appliance disconnection and hook-up and insurance coverage. The Company will support shipment of household goods with applicable maximums based on family size. Shipment support will include a partial shipment of goods to accommodate a one bedroom apartment in 2014 and final move to home residence no later than twenty (20) months following the Commencement Date as that term is defined in your offer letter.

Homefinding Service: In order to assist with finding and securing a home during the assignment, the Company will arrange for one-day homefinding service with a company identified relocation provider.

Initial Temporary Housing: The Company will provide 30 days temporary housing in New York City to assist in the transition between your permanent housing in Massachusetts and rental housing in New York (see below).

Temporary Housing Allowance Lump Sum: The Company will provide a one-time lump sum payment of $25,000 (net) in order to assist with your finding and securing rental accommodation in New York for the first 12 months of employment or until you have relocated your family to the New York area.

Home Sale/Home Purchase Assistance: The Company will provide assistance and reimbursement of usual and customary home sale/purchase expenses. Your home purchase must be made in the new within eighteen months of your commencement date in order to receive reimbursement for covered expenses and costs which are capped at a total of $125,000.

Reimbursable home sale expenses are as follows:

•	Real Estate commission (local custom).

•	Seller’s normal closing costs:

▪	Abstracting.

▪	Title Insurance.

▪	Escrow fees.

▪	Attorney fees.

▪	Documentary stamps.

▪	State/local transfer taxes.

▪	Recording fees.

▪	Release/conveyance fees.

▪	Termite inspection, if required.

▪	Other inspections, if required by local custom.

▪	Mortgage prepayment penalties up to six months, interest or one percent of the loan balance, whichever is greater.

▪	Survey costs, if required by local custom.

Covered home purchase expenses include:

•	Mortgage Origination Fee/Discount “points” (up to a maximum of 2 percentage points)**.

•	Appraisal fees, if required by lender.

•	Termite inspection, if required.

•	Structural inspection, if required.

•	Survey costs, if required.

•	Title search costs.

•	Recording fees, transfer taxes and title insurance fees.

•	Legal fees up to 1% of purchase price.

•	Mortgage service charge or lenders legal charge.
** Employees are encouraged to shop around for “no fee” mortgages.

The following items are specifically excluded:

•	Property taxes.

•	Escrow items.

•	Pre-paid interest.